News Announcement

DIGITAL CINEMA DESTINATIONS (DIGIPLEX) FORGES
ALTERNATIVE CONTENT DISTRIBUTION ALLIANCE WITH
IN-CINEMA ADVERTISING GIANT, SCREENVISION

- Alliance Set to Kick Off With National, Wide Platform Release of
Compelling and Controversial ‘The United States of Football’ on August 30 -

Ticket information and participating theatres at THEUSOF.com

WESTFIELD, New Jersey (August 5, 2013) – Digital Cinema Destinations Corp. (NasdaqCM: DCIN) (Digiplex), a fast-growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, today unveiled a new alternative content distribution alliance with national cinema advertising leader, Screenvision, effective immediately.  The first planned joint theatrical title will be the hard-hitting documentary ‘The United States of Football’ (The USOF), which debuts August 23 in a limited, exclusive release at Digiplex theaters and also at select locations in major cities, including New York, Los Angeles and Chicago.  A complete list of theaters, ticketing and show-times will be available later in August at www.THEUSOF.com.  Starting August 30, The USOF will expand the engagement on a wider national platform in theaters that are members of Screenvision’s 14,000+ screen footprint across the US.

“Digiplex has positioned itself on the cutting-edge of theatrical exhibition innovation,” stated Screenvision CEO Travis Reid, “and we are very pleased to commence what we believe will be an exciting and mutually beneficial relationship with their team.  In addition to distributing curated content from their DigiNext JV, we will also be booking a variety of other entertainment sourced from Digiplex throughout our domestic exhibitor network.”

Bud Mayo, Chairman and CEO of Digiplex, added, “Joining forces with cinema advertising leader Screenvision is a clear win-win for both organizations, and importantly, this will result in a much larger release platform for unique, specialty content that deserves a much wider audience.  Importantly, this alliance is expected to generate additional, accretive new revenue streams for us, including downstream and ancillary digital downloads.  We are delighted to hit the ground running with the first release from DigiNext’s second season, ‘The United States of Football.’”

The USOF explores the cumulative effects of repetitive trauma in America's Game, from Pee-Wees to the pros.  Fans and parents of young players follow a father's quest for an answer to, "Should my kid play?"  From ‘Bountygate’ to the challenges faced in youth leagues by shortfalls in knowledge or funding, Emmy-winning filmmaker Sean Pamphilon takes a tough look at what will be needed in order to save the players as well as the sport we love.  The movie features, among others, Bob Costas, Mike Ditka, Kyle Turley, Jim Brown, Chris Henry, Malcolm Gladwell and James Harrison.

About Digital Cinema Destinations Corp. (www.digiplexdest.com)
Digital Cinema Destinations Corp. (NasdaqCM: DCIN) is Digiplex Destinations, dedicated to transforming its movie theaters into interactive entertainment centers. The Company provides consumers with uniquely satisfying experiences, combining state-of-the-art digital technology with engaging, dynamic content that far transcends traditional cinematic fare. The Company's customers enjoy live opera, ballet, Broadway shows, sports events, concerts and, on an ongoing basis, the very best major motion pictures. Digiplex operates 19 cinemas and 184 digital screens in AZ, CA, CT, OH, PA and NJ. You can connect with Digiplex via Facebook, Twitter, YouTube and Blogger.  Digiplex is also a partner in DigiNext, a unique, specialty content joint venture (with Nehst) featuring curated content from festivals around the world.  DigiNext releases typically include innovative live Q&A sessions between the audience and cast members.

ABOUT SCREENVISION
Headquartered in New York, N.Y., Screenvision is a national leader in cinema advertising, offering on-screen advertising, in-lobby promotions and integrated marketing programs to national, regional and local advertisers and providing comprehensive cinema advertising representation services to top tier theatrical exhibitors presenting the highest quality moviegoing experience. The Screenvision cinema advertising network is comprised of over 14,200 screens in 2,200+ theater locations across all 50 states and 94% of DMAs nationwide; delivering through more than 150 theatrical circuits, including 6 of the top 10 exhibitor companies. For more information: http://www.screenvision.com.

Media Inquiries:
Sal Cataldi/Jacky Agudelo - Cataldi PR, 212.244.9797 sal@cataldipr.com jacky@cataldipr.com

Booking Inquiries:
David Wengrod – Screenvision, 212.497.0463 DWengrod@Screenvision.com

Digiplex Contacts:
Bud Mayo, Chairman/CEO	Robert Rinderman or Jennifer Neuman
Digital Cinema Destinations Corp.	JCIR – Investor Relations/Corporate Communications
908/396-1362 or bmayo@digiplexdest.com	212/835-8500 or DCIN@jcir.com

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